Subject to Completion

Preliminary Prospectus Supplement dated March 3, 2003

PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
Registration No. 333-97937
(To prospectus dated September 25, 2002)

1,000,000 Units

Merrill Lynch & Co., Inc.

Enhanced Return NotesSM Linked to the USD/EUR Exchange Rate

due March     , 2004

(the “Notes”)

$25 original public offering price per unit

The Notes:	Payment at maturity:

•  No payments prior to maturity.

•  We cannot redeem the Notes prior to maturity.

•  Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•  Linked to the USD/EUR exchange rate, a rate which expresses the amount in U.S. dollars that can be exchanged for one euro.

•  Expected settlement date: March     , 2003.

•  The amount you receive at maturity will be based upon the percentage change in the USD/EUR exchange rate. If the     USD/EUR exchange rate has increased (i.e., if the euro has appreciated in value against the U.S. dollar) over the term of the Notes, at maturity you will receive a payment per Note based upon triple the percentage increase of the USD/EUR   exchange rate, not to exceed a maximum payment expected   to be between $27.00 and $27.50 per unit of Notes, which represents an appreciation of 8% to 10% over the original public offering price of the Notes. If the USD/EUR exchange rate has decreased over the term of the Notes, at maturity you will receive a payment per Note based upon that percentage decrease. As a result, you may receive less, and possibly significantly less, than the original public offering price of $25 per Note.

Investing in the Notes involves risks that are described in the “ Risk Factors” section beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$25.00	$25,000,000
Underwriting discount	$	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$	$

(1)	The public offering price and the underwriting discount for any single transaction to purchase 100,000 units or more will be $ per unit and $ per unit, respectively.

Merrill Lynch & Co.

The date of this prospectus supplement is March     , 2003.

“Enhanced Return Notes” is a service mark of Merrill Lynch & Co., Inc.

Prospectus Supplement

Page
SUMMARY INFORMATION—Q&A	S-4
What are the Notes?	S-4
What will I receive upon maturity of the Notes?	S-4
What is the euro?	S-5
What does the USD/EUR Rate reflect?	S-5
How has the USD/EUR Rate performed historically?	S-5
What about taxes?	S-6
Will I receive interest payments on the Notes?	S-6
Will the Notes be listed on a stock exchange?	S-6
What is the role of MLPF&S?	S-6
What is ML&Co.?	S-6
Are there any risks associated with my investment?	S-6
RISK FACTORS	S-7
Your investment may result in a loss	S-7
Your yield may be lower than the yield on a standard debt security of comparable maturity	S-7
Your return is limited and will not reflect the return of owning euros	S-7
A trading market for the Notes is not expected to develop	S-7
The value of the Notes is closely related to changes in the value of the euro relative to the U.S. dollar	S-7
Even though currency trades around-the-clock, your Notes will not	S-8
Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor	S-8
Amounts payable on the Notes may be limited by state law	S-9
Potential conflicts of interest could arise	S-9
Tax consequences are uncertain	S-10
DESCRIPTION OF THE NOTES	S-11
Payment at Maturity	S-11
Hypothetical Returns	S-13
Events of Default and Acceleration	S-13
Depositary	S-14
Same-Day Settlement and Payment	S-16
THE USD/EUR RATE	S-17
UNITED STATES FEDERAL INCOME TAXATION	S-19
General	S-19
Tax Treatment of the Notes	S-20
Possible Alternative Tax Treatments of an Investment in the Notes	S-20
Non-U.S. Holders	S-21
Backup Withholding and Information Reporting	S-21
ERISA CONSIDERATIONS	S-21
USE OF PROCEEDS AND HEDGING	S-22
WHERE YOU CAN FIND MORE INFORMATION	S-22
UNDERWRITING	S-23
VALIDITY OF THE NOTES	S-24
EXPERTS	S-24
INDEX OF CERTAIN DEFINED TERMS	S-25

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Enhanced Return Notes SM Linked to the USD/EUR Exchange Rate due March     , 2004 (the “Notes”). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the USD/EUR exchange rate and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on March     , 2004.

Each unit will represent a single Note with an original public offering price of $25.00. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of the Notes—Depositary” in this prospectus supplement.

What will I receive upon maturity of the Notes?

At maturity, for each unit of Notes you own, you will receive a payment equal to the “Redemption Amount”. The Redemption Amount to which you will be entitled depends entirely on the relation of the Ending Value to the Starting Value:

(i) If the Ending Value is greater than the Starting Value, the Redemption Amount per unit will equal:

$25	+	($75	×	(	Ending Value – Starting Value	))
Starting Value

provided, however, the Redemption Amount cannot exceed an amount expected to be between $27.00 and $27.50 per unit (the “Capped Value”). The actual Capped Value will be determined on the date the Notes are priced for sale to the public (the “Pricing Date”) and will be disclosed in the final prospectus supplement delivered in connection with sales of the Notes.

(ii) If the Ending Value is equal to or less than the Starting Value, the Redemption Amount per unit will equal:

$25 ×	(	Ending Value	)
Starting Value

The “Starting Value” will equal the value of one euro expressed in U.S. dollars, quoted as the USD/EUR exchange rate (the “USD/EUR Rate”), in the interbank market as reported by Reuters Group PLC (“Reuters”) on page 1FED at approximately 10:00 a.m. New York City time on the Pricing Date. We will disclose the Starting Value to you in the final prospectus supplement delivered in connection with sales of the Notes.

The “Ending Value” will equal the USD/EUR Rate in the interbank market as reported by Reuters on page 1FED, or any substitute page thereto, at approximately 10:00 a.m. New York City time, on the second scheduled USD/EUR business day prior to the stated maturity date of the Notes, described in this prospectus supplement.

If on such day the USD/EUR Rate is not reported by Reuters on page 1FED, or any substituted page thereto, then the USD/EUR Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent as described in this prospectus supplement.

You should understand that the opportunity to participate in the possible increases in the  USD/EUR Rate through an investment in the Notes is limited because the amount that you receive at maturity will never exceed the Capped Value, which is expected to represent an appreciation of 8% to 10% over the original public offering price of the Notes. However, in the event that the USD/EUR Rate declines over the term of the Notes, the amount you receive at maturity will be proportionately less than the original public offering price and you may therefore lose a part or substantially all of your initial investment in the Notes.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this prospectus supplement.

Examples

Set forth below are three examples of Redemption Amount calculations, assuming a Capped Value of $27.25, the midpoint of the expected range of $27.00 to $27.50:

Example 1—The hypothetical Ending Value is equal to 50% of the hypothetical Starting Value:

Hypothetical Starting Value: 1.0782

Hypothetical Ending Value: 0.5391

Redemption Amount (per Unit)	=	$25	×	(0.5391)	=	$12.50
1.0782

Example 2—The hypothetical Ending Value is equal to 102% of the hypothetical Starting Value:

Hypothetical Starting Value: 1.0782

Hypothetical Ending Value: 1.0998

Redemption Amount (per Unit)	=	$25	+	($75	×	(1.0998 – 1.0782))	=	$26.50
1.0782

Example 3—The hypothetical Ending Value is equal to 120% of the hypothetical Starting Value:

Hypothetical Starting Value: 1.0782

Hypothetical Ending Value: 1.2938

Redemption Amount (per Unit)	=	$25	+	($75	×	(1.2938 – 1.0782))	=	$27.25	(Redemption Amount cannot be greater than the Capped Value)
1.0782

What is the euro?

The euro is the official currency of the member states of the European Economic and Monetary Union.

It was introduced in January 1999 and replaced the national currencies of the then 11 participating countries. The euro is the official currency of the member states of the European Economic and Monetary Union that adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union. The following 12 countries currently use the euro as their official currency: Germany, Belgium, Greece, Luxembourg, Spain, France, Ireland, Italy, the Netherlands, Austria, Portugal and Finland. There is a possibility that in the future other European Union countries may adopt the euro as their official currency.

What does the USD/EUR Rate reflect?

The USD/EUR Rate is a foreign exchange spot price that measures the relative value of two currencies, the euro and the U.S. dollar. The rate is expressed as the number of U.S. dollars that can be exchanged for one euro. The USD/EUR Rate increases when the euro appreciates relative to the U.S. dollar and decreases when the euro depreciates relative to the U.S. dollar. On February 28, 2003, the USD/EUR Rate was equal to 1.0782, which was the rate in the interbank market as reported by Reuters on page 1FED at approximately 10:00 a.m. New York City time.

How has the USD/EUR Rate performed historically?

You can find a table showing the monthly high, low and month-end levels of the USD/EUR

Rate for each month from January 1999 to February 2003, as obtained from Bloomberg L.P. in the section entitled “USD/EUR Rate” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the spot price of the euro relative to the U.S. dollar in various economic environments; however, past performance of the USD/EUR Rate is not indicative of how the USD/EUR Rate will perform in the future.

What about taxes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. hereby agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the USD/EUR Rate. Under this characterization of the Notes, you should be required to recognize taxable gain or loss to the extent that you receive cash on the maturity date. In general, unless you qualify for and timely make a special election to treat any such gain or loss as capital gain or loss, any such gain or loss should constitute foreign currency exchange gain or loss which will be characterized as ordinary income or loss. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but will instead receive the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as floating interest rates paid on standard senior non-callable debt securities, and the repayment of a fixed principal amount in exchange for the ability to participate in changes in the USD/EUR Rate over the term of the Notes.

Will the Notes be listed on a stock exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. You should review the section entitled “Risk Factors—A trading market for the Notes is not expected to develop” in this prospectus supplement.

What is the role of MLPF&S?

Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value and the Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S’ status as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents ML&Co. has filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risk, including the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes at maturity. The payment at maturity on the Notes will depend on the change in the USD/EUR Rate. Because the USD/EUR Rate is subject to market fluctuations, the amount in U.S. dollars you receive at maturity may be more or less than the original public offering price of the Notes. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. Additionally, although any positive return on the Notes is based on triple the amount of the percentage increase in the USD/EUR Rate, in no event will the amount you receive at maturity be greater than the Capped Value.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard U.S. dollar-denominated senior non-callable debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Notes do not guarantee the return of a principal amount at maturity.

Your return is limited and will not reflect the return of owning euros

You should understand that the opportunity to participate in the possible increases in the USD/EUR Rate through an investment in the Notes is limited because the amount that you receive on the maturity date will never exceed the Capped Value, which represents an appreciation expected to be between 8% and 10% over the original public offering price of the Notes. However, in the event that the USD/EUR Rate declines over the term of the Notes, you will realize the entire decline and will lose a part or substantially all of your initial investment.

In addition, your return will not reflect the return you would realize if you actually owned euros or euro-denominated investments because the USD/EUR Rate is calculated by reference to the euro relative to the U.S. dollar without taking into consideration the value of the euro relative to other currencies or in other markets.

A trading market for the Notes is not expected to develop

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate, MLPF&S, has indicated that it expects to bid for Notes offered for sale to it by Note holders, it is not required to do so and may cease making such bids at any time. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until maturity.

The value of the Notes is closely related to changes in the value of the euro relative to the U.S. dollar

The value of any currency, including the euro and the U.S. dollar, may be affected by complex political and economic factors. The exchange rate of the euro in terms of the U.S. dollar is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union and the United States, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the European Union and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the European Union, the governments of the European Union, the United States and other countries important to international trade and finance.

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations, including the European Union, are permitted to fluctuate in value relative to the U.S. dollar. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments, including the European Union, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments or the European Union which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the euro, the U.S. dollar or any other currency.

Even though currency trades around-the-clock, your Notes will not

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes will not conform to the hours during which the euro and U.S. dollar are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes. The possibility of these movements should be taken into account in relating the value of the Notes to those in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the USD/EUR Rate used to calculate the amount paid to you in U.S. dollars at maturity. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, a change in the volatility of the USD/EUR Rate may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of the euro relative to the U.S. dollar. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The USD/EUR Rate is expected to affect the trading value of the Notes.    We expect that the value of the Notes will depend substantially on the amount, if any, by which the USD/EUR Rate exceeds or does not exceed the Starting Value. If you choose to sell your Notes when the USD/EUR Rate exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on this value because of the expectation that the USD/EUR Rate will continue to fluctuate until the Ending Value is determined. In addition, because the payment at maturity on the Notes will not exceed the Capped Value, we do not expect that the Notes will trade in the secondary market above the Capped Value.

Changes in the volatility of the USD/EUR Rate are expected to affect the trading value of the Notes.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility, or anticipated volatility, of the USD/EUR Rate increases or decreases the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.    We expect that changes in interest rates will affect the trading value of the Notes. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Notes will increase. In general, if euro interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if euro interest rates decrease, we expect that the trading value of the Notes will increase. Interest rates may also affect the economies of the member countries of the European Union or the United States, and, in turn, the USD/EUR Rate.

As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease.    We anticipate that before their maturity, the Notes may trade at a value above that which would be expected based on the level of the USD/EUR Rate. This difference will reflect a “time premium” due to expectations concerning the value of the euro relative to the U.S. dollar prior to the maturity of the Notes. However, as the time remaining to the maturity of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the USD/EUR Rate at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts of interest could arise

Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value and the Redemption Amount. Under certain circumstances, MLPF&S’ role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the USD/EUR Rate can be obtained on a particular trading day, or in connection with judgments that it would be required to make in the event the USD/EUR Rate is unavailable. See the section entitled “Description of the Notes—Payment at Maturity” in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on March     , 2004.

While at maturity a beneficial owner of a Note will receive an amount equal to the Redemption Amount, there will be no other payment of interest, periodic or otherwise. See the section entitled “—Payment at Maturity”.

The Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Notes, registered holders of the Notes may accelerate the maturity of the Notes, as described under “—Events of Default and Acceleration” in this prospectus supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

ML&Co. will issue the Notes in denominations of whole units each with an original public offering price of $25.00 per Note.

The Notes will not have the benefit of any sinking fund.

Payment at Maturity

At maturity, a beneficial owner of a Note will be entitled to receive the Redemption Amount of that Note, as provided below.

Determination of the Redemption Amount

The “Redemption Amount” for a Note will be determined by the calculation agent as described below.

(i)  If the Ending Value is greater than the Starting Value, the Redemption Amount per unit will equal:

$25	+	($75	×	(	Ending Value – Starting Value	))
Starting Value

provided, however, the Redemption Amount cannot exceed an amount expected to be between $27.00 and $27.50 per unit (the “Capped Value”). We will disclose the Capped Value to you in the final prospectus supplement delivered in connection with sales of the Notes.

(ii)  If the Ending Value is equal to or less than the Starting Value, the Redemption Amount per unit will equal:

$25	×	(	Ending Value	)
Starting Value

The “Starting Value” will equal the value of one euro expressed in U.S. dollars, quoted as the USD/EUR rate (the “USD/EUR Rate”), in the interbank market as reported by Reuters on page 1FED at approximately 10:00 a.m. New York City time on the Pricing Date. We will disclose the Starting Value to you in the final prospectus supplement delivered in connection with sales of the Notes.

The “Ending Value” will be determined by the calculation agent and will equal the USD/EUR Rate in the interbank market as reported by Reuters on page 1FED, or any substitute page thereto, at approximately 10:00 a.m., New York City time, on the second scheduled USD/EUR business day prior to the stated maturity date of the Notes. However, if the USD/EUR Rate is not so quoted by Reuters on page 1FED, or any substitute page thereto, then the USD/EUR Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m. New York City time on such date for the purchase or sale by the Reference Dealers of the Reference Amount for settlement two USD/EUR Business Days later. If fewer than two Reference Dealers provide such spot quotations, then the USD/EUR Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m. New York City time on such date from three leading commercial banks in New York (selected in the sole discretion of the calculation agent), for the sale by such banks of the Reference Amount for settlement two USD/EUR Business Days later. If these spot quotations are available from fewer than three banks, then the calculation agent, in its sole discretion, shall determine which spot rate is available and reasonable to be used. If no such spot quotation is available, then the USD/EUR Rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m. New York City time on such date. If the second scheduled USD/EUR Business Day prior to the stated maturity date is not a USD/EUR Business Day, the USD/EUR Rate will be determined on the immediately succeeding USD/EUR Business Day.

“USD/EUR Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and such banks are open for dealing in a foreign exchange and foreign currency deposits.

The “Reference Amount” equals 1,000,000 euros.

“Reference Dealers” as used herein, means Citibank, N.A., Deutsche Bank A.G. and JPMorgan Chase Bank, or their successors.

All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Hypothetical Returns

The following table illustrates, for a hypothetical Starting Value and a range of hypothetical Ending Values of the USD/EUR Rate:

•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value,

•	the total amount payable at maturity for each Note, subject to the Capped Value,

•	the total rate of return to beneficial owners of the Notes,

•	the pretax annualized rate of return to beneficial owners of the Notes, and

•	the pretax annualized rate of return in U.S. dollars on an investment in the euro.

For purposes of this table we have assumed a Capped Value of $27.25, the midpoint of the expected range of $27.00 to $27.50.

Hypothetical Ending Value	Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Total amount payable at maturity per Note	Total rate of return on the Notes	Pretax Annualized rate of return on the Notes(1)	Pretax Annualized rate of return on the euro(1)
0.5391	–50%	$12.50	–50.00%	–58.44%	–58.44%
0.6469	–40%	$15.00	–40.00%	–44.97%	–44.97%
0.7547	–30%	$17.50	–30.00%	–32.59%	–32.59%
0.8626	–20%	$20.00	–20.00%	–21.06%	–21.06%
0.9704	–10%	$22.50	–10.00%	–10.24%	–10.24%
0.9919	–8%	$23.00	–8.00%	–8.14%	–8.14%
1.0135	–6%	$23.50	–6.00%	–6.08%	–6.08%
1.0351	–4%	$24.00	–4.00%	–4.03%	–4.03%
1.0566	–2%	$24.50	–2.00%	–2.00%	–2.00%
1.0782(2)	0%	$25.00	0.00%	0.00%	0.00%
1.0998	2%	$26.50	6.00%	5.90%	1.98%
1.1213	4%	$27.25	9.00%	8.78%	3.95%
1.1429	6%	$27.25	9.00%	8.78%	5.90%
1.1645	8%	$27.25	9.00%	8.78%	7.82%
1.1860	10%	$27.25	9.00%	8.78%	9.73%
1.2938	20%	$27.25	9.00%	8.78%	19.03%
1.4017	30%	$27.25	9.00%	8.78%	27.95%
1.5095	40%	$27.25	9.00%	8.78%	36.53%
1.6173	50%	$27.25	9.00%	8.78%	44.81%

(1)	The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2)	This is the hypothetical Starting Value of the USD/EUR Rate. The actual Starting Value will be determined on the Pricing Date and will be disclosed in the final prospectus supplement delivered in connection with sales of the Notes.

The above figures are for purposes of illustration only. The actual Redemption Amount received by investors and the resulting total and pretax annualized rates of return will depend on the actual Starting Value and Ending Value determined as described in this prospectus supplement.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each $25 original public offering price of each unit, will be equal to the Redemption Amount, calculated as though the date of early repayment were the stated maturity date of the Notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of  Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

In case of default in payment of the Notes, whether at their maturity or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of       % per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

Depositary

Description of the Global Securities

Upon issuance, all Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a “depositary”), as depositary, registered in the name of Cede & Co., DTC’s partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Notes will not be entitled to have the Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC Procedures

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered global securities will be issued for the Notes in the aggregate original public offering price of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participant’s accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Notes are credited on the record date.

Principal, premium, if any, and/or interest, if any, payments made in cash on the Notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

Exchange for Certificated Securities

If:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

•	ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

•	an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Notes,

the global securities will be exchangeable for Notes in definitive form of like tenor in whole units and multiples of units. The definitive Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Note certificates are required to be printed and delivered.

ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

Settlement for the Notes will be made by the underwriter in immediately available funds. ML&Co. will make all payments of the Redemption Amount in immediately available funds so long as the Notes are maintained in book-entry form.

THE USD/EUR RATE

The USD/EUR Rate is a foreign exchange spot rate that measures the relative values of two currencies, the euro and the U.S. dollar. The USD/EUR Rate increases when the euro appreciates relative to the U.S. dollar and decreases when the euro depreciates relative to the U.S. dollar. The USD/EUR Rate is expressed as a rate that reflects the amount of U.S. dollars that can be exchanged for one euro. For example, on February 28, 2003, the USD/EUR Rate in the interbank market as reported by Reuters on page 1FED at approximately 10:00 a.m. New York City time was equal to 1.0782, which indicates that $1.0782 U.S. dollars can be exchanged for 1 euro.

The following table sets forth the monthly high, low and month-end levels in the interbank market of the USD/EUR Rate from the inception of the euro in January 1999 through February 2003 as obtained from Bloomberg L.P. The historical performance of USD/EUR Rates should not be taken as an indication of future performance. Any historical upward or downward trend in the USD/EUR Rate during any period set forth below is not any indication that the USD/EUR Rate is more or less likely to increase or decrease at any time during the term of the Notes.

Year	High	Low	Month End
1999:
January	1.1899	1.1340	1.1362
February	1.1398	1.0926	1.1028
March	1.1070	1.0680	1.0762
April	1.0880	1.0530	1.0570
May	1.0841	1.0396	1.0420
June	1.0558	1.0258	1.0351
July	1.0743	1.0108	1.0711
August	1.0825	1.0393	1.0566
September	1.0728	1.0285	1.0684
October	1.0912	1.0438	1.0549
November	1.0591	1.0036	1.0093
December	1.0297	0.9990	1.0062

2000:
January	1.0414	0.9668	0.9707
February	1.0090	0.9390	0.9642
March	0.9795	0.9483	0.9553
April	0.9750	0.9033	0.9119
May	0.9410	0.8850	0.9380
June	0.9700	0.9283	0.9525
July	0.9595	0.9194	0.9266
August	0.9286	0.8837	0.8878
September	0.9035	0.8443	0.8827
October	0.8856	0.8230	0.8489
November	0.8787	0.8371	0.8729
December	0.9431	0.8700	0.9427

2001:
January	0.9594	0.9120	0.9366
February	0.9444	0.9017	0.9236
March	0.9380	0.8751	0.8767
April	0.9088	0.8699	0.8891
May	0.9004	0.8446	0.8453
June	0.8670	0.8413	0.8490
July	0.8823	0.8352	0.8764
August	0.9240	0.8741	0.9123
September	0.9331	0.8826	0.9114
October	0.9240	0.8870	0.9005
November	0.9118	0.8737	0.8964
December	0.9081	0.8743	0.8895

Year	High	Low	Month End
2002:
January	0.9064	0.8574	0.8593
February	0.8799	0.8565	0.8693
March	0.8868	0.8633	0.8717
April	0.9044	0.8713	0.9005
May	0.9416	0.8989	0.9342
June	0.9988	0.9304	0.9914
July	1.0212	0.9716	0.9776
August	0.9915	0.9624	0.9823
September	0.9988	0.9610	0.9866
October	0.9926	0.9688	0.9903
November	1.0171	0.9881	0.9943
December	1.0505	0.9863	1.0492

2003:
January	1.0905	1.0336	1.0768
February	1.0935	1.0667	1.0806

The following graph sets forth the monthly high and low levels in the interbank market of the USD/EUR Rate from January 1999 through February 2003 set forth in the table above. The historical performance of USD/EUR Rates should not be taken as an indication of future performance.

On February 28, 2003 the USD/EUR Rate, as reported by Reuters on page 1FED at approximately 10:00 a.m. New York City time, was equal to 1.0782.

The information presented in this prospectus supplement relating to the exchange rates of the U.S. dollar relative to the euro is furnished as a matter of information only. The fluctuations in the USD/EUR Rate that have occurred in the past are not indicative of fluctuations in that rate which may occur over the term of the Notes.

UNITED STATES FEDERAL INCOME TAXATION

The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the USD/EUR Rate. Since the amount payable on the maturity date with respect to the Notes (i.e., the Redemption Amount) will be determined by reference to the value of the USD/EUR Rate, the Notes generally should be subject to the rules governing the U.S. federal income tax treatment of foreign currency linked forward contracts (the “Foreign Currency Rules”). In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Basis.    A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date.    Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize taxable gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. Pursuant to the Foreign Currency Rules, any such gain or loss generally should constitute foreign currency exchange gain or loss which will be characterized as ordinary income or loss. Notwithstanding the foregoing, subject to a number of specified requirements and certain identification and recordkeeping requirements, certain U.S. Holders may elect to treat such foreign currency exchange gain or loss as capital gain or loss. Prospective purchasers are urged to consult their tax advisors regarding the availability of this election with respect to the Notes, the methods of making such an election and the U.S. federal income tax consequences of making such an election with respect to the Notes. If such gain or loss were treated as capital gain or loss, then any such gain or loss would generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year at maturity. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes.    Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Such gain or loss generally should be capital gain or loss. However, pursuant to the Foreign Currency Rules, any portion of such gain or loss that is attributable to changes in the value of the USD/EUR Rate should constitute foreign currency exchange gain or loss which will be characterized as ordinary income or loss. As discussed above, subject to a number of specified requirements and certain identification and recordkeeping requirements, certain U.S. Holders may elect to treat such foreign currency exchange gain or loss as capital gain or loss. Prospective purchasers are urged to consult their tax advisors regarding the availability of this election with respect to the Notes, the methods of making such an election and the U.S. federal income tax consequences of making such an election with respect to the Notes. Any capital gain or loss recognized with respect to the sale or exchange of a Note will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. Thus, it is possible that other alternative U.S. federal income tax characterizations or treatments of the Notes could apply which, if applied, could significantly affect the timing and the character of the income or loss recognized with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Non-U.S. Holders

Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the USD/EUR Rate, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements, if any, and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States, and such individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

A beneficial owner of a Note may be subject to information reporting and to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Notes by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., and New York, New York. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $                     aggregate original public offering price of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement and that it may offer a part of the Notes to certain dealers at a price that represents a concession not in excess of       % of the original public offering price of the Notes. The underwriter may allow, and any such dealer may reallow, a concession not in excess of       % of the original public offering price of the Notes to certain other dealers. After the initial public offering, the public offering prices and concessions may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Notes, has no overallotment option, it would be required to close out a short position in the Notes by purchasing Notes in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 28, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 29, 2002 and March 30, 2001, June 28, 2002 and June 29, 2001 and September 27, 2002 and  September 28, 2001, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc. and subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 29, 2002, June 28, 2002 and September 27, 2002 and incorporated by reference herein, they did not audit and they do not express an opinion on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Capped Value	S-4
Ending Value	S-4
USD/EUR Rate	S-4
USD/EUR Rate Business Day	S-12
Notes	S-1
Pricing Date	S-4
PTCEs	S-22
Redemption Amount	S-4
Starting Value	S-4

1,000,000 Units

Merrill Lynch & Co., Inc.

Enhanced Return NotesSM Linked to the USD/EUR Exchange Rate

due March     , 2004

(the “Notes”)

$25 original public offering price per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

March     , 2003